Exhibit 99.1

For Immediate Release	Contact:	Scot Hoffman
November 6, 2013		(973) 802-2824

PRUDENTIAL FINANCIAL, INC.

ANNOUNCES THIRD QUARTER 2013 RESULTS

•	After-tax adjusted operating income for the Financial Services Businesses of $1.393 billion, or $2.94 per Common share, compared to $1.59 per Common share for year-ago quarter.

Financial Services Businesses Third Quarter Highlights

•	Pre-tax adjusted operating income up $919 million or 90% from year-ago quarter.

•	Earnings from operating divisions, before impact of reserve refinements and related items driven by annual actuarial reviews, up 27%.

•	Retirement account values reach record-high $312.5 billion at September 30 for a 24% increase from a year earlier; gross deposits and sales for the quarter of $10.5 billion; net additions $3.4 billion reflecting positive net flows in Institutional Investment Products and Full Service.

•	Asset Management institutional and retail net flows, excluding money market, total $2.7 billion; segment assets under management $848.1 billion at September 30, up 9% from a year earlier.

•	Individual Annuity account values $147.4 billion at September 30, up 11% from a year earlier; gross sales for the quarter of $2.4 billion, net sales $540 million.

•	U.S. Individual Life annualized new business premiums $165 million, compared to $98 million a year ago; expanded distribution from Hartford Life acquisition contributes $53 million to current quarter sales.

•	International Insurance earnings, before reserve refinements and related items driven by annual actuarial reviews, up $105 million or 14% from year-ago quarter.

•	Significant items included in current quarter adjusted operating income:

-	Pre-tax net benefit of $280 million from reserve refinements and adjustments of amortization of deferred policy acquisition and other costs reflecting annual review of actuarial assumptions,

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including benefits of $301 million in Individual Annuities, $27 million in Individual Life, $45 million in Group Insurance, and $19 million in International Insurance’s Life Planner operations, and charges of $4 million in Retirement and $108 million in International Insurance’s Gibraltar Life operation.

-	Pre-tax net benefit of $150 million in Individual Annuities, including reduced amortization of deferred policy acquisition and other costs and release of reserves for guaranteed death and income benefits reflecting market performance.

-	Pre-tax charge of $24 million in Individual Life for integration costs relating to the acquisition of The Hartford’s individual life insurance business.

-	Pre-tax charge of $8 million in International Insurance’s Gibraltar Life operation for integration costs relating to the acquisition of AIG Star Life Insurance Co., Ltd. and AIG Edison Life Insurance Company.

•	Net income of Financial Services Businesses attributable to Prudential Financial, Inc. for third quarter 2013 of $981 million, or $2.07 per Common share.

-	Current quarter net income reflects pre-tax losses of approximately $1.7 billion from changes in value of product embedded derivatives and derivatives used to hedge associated product risks, largely driven by updated lapse assumptions based on an annual actuarial review. Current quarter net income also includes pre-tax gains of $1.2 billion from net changes in value relating to foreign currency exchange rates primarily resulting from changes in value of the Japanese yen in relation to other currencies. These currency-driven value changes were largely offset by corresponding adjustments to accumulated other comprehensive income which are not reflected in net income or loss.

•	Other financial highlights:

-	Excluding net changes in value relating to foreign currency exchange rate remeasurement reflected in net income or loss, book value per Common share excluding total accumulated other comprehensive income amounted to $60.12 at September 30, 2013, an increase of $1.88 since December 31 after payment of three quarterly Common Stock dividends totaling $1.20 per share.

-	GAAP book value for Financial Services Businesses, $32.9 billion or $70.25 per Common share at September 30, 2013, compared to $37.1 billion or $79.19 per Common share at December 31, 2012. Book value per Common share excluding total accumulated other comprehensive income, $55.77 at September 30, 2013 compared to $57.86 at December 31, 2012.

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-	Net unrealized gains on general account fixed maturity investments of the Financial Services Businesses of $13.6 billion at September 30, 2013 compared to $18.6 billion at December 31, 2012; gross unrealized losses of $4.9 billion at September 30, 2013, compared to $2.1 billion at December 31, 2012.

-	During the third quarter, the Company acquired 3.2 million shares of its Common Stock at a total cost of $250 million, for an average price of $78.45 per share under the June 2013 authorization by Prudential’s Board of Directors to repurchase at management’s discretion up to $1.0 billion of the Company’s outstanding Common Stock during the period from July 1, 2013 through June 30, 2014. From the commencement of share repurchases in July 2011 through September 30, 2013, the Company has acquired 38.4 million shares of its Common Stock under its share repurchase authorizations at a total cost of $2.1 billion, for an average price of $56.03 per share.

NEWARK, N.J. – Prudential Financial, Inc. (NYSE:PRU) today reported after-tax adjusted operating income for its Financial Services Businesses of $1.393 billion ($2.94 per Common share) for the third quarter of 2013, compared to $751 million ($1.59 per Common share) for the year-ago quarter. Net income for the Financial Services Businesses attributable to Prudential Financial, Inc. was $981 million ($2.07 per Common share) for the third quarter of 2013, compared to a net loss of $627 million ($1.34 per Common share) for the year-ago quarter. Information regarding adjusted operating income, a non-GAAP measure, is provided below.

For the first nine months of 2013, after-tax adjusted operating income for the Financial Services Businesses amounted to $3.565 billion ($7.52 per Common share) compared to $2.166 billion ($4.59 per Common share) for the first nine months of 2012. The net loss for the Financial Services Businesses attributable to Prudential Financial, Inc. for the first nine months of 2013 amounted to $264 million (57 cents per Common share) compared to net income of $642 million ($1.40 per Common share) for the first nine months of 2012.

The Company acquired The Hartford’s individual life insurance business through a reinsurance transaction on January 2, 2013. Results of the Financial Services Businesses include the results of this business from the date of acquisition.

“Our strong results for the third quarter and first nine months reflect solid underlying performance across our businesses. In the U.S., our retirement solutions and investment management businesses are continuing to benefit from growth of our base of quality business, with

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the landmark pension risk transfer transactions we completed late last year contributing to our results. Individual Life results are benefiting from the contribution of the business we acquired from The Hartford in January, with the integration well on track and expense synergies emerging consistently with our expectations. Our international businesses are performing well, continuing to build our franchise through consistent focus on serving clients’ lifetime financial security needs,” said Chairman and Chief Executive Officer John Strangfeld.

Adjusted operating income is not calculated under generally accepted accounting principles (GAAP). Information regarding adjusted operating income, a non-GAAP measure, is discussed later in this press release under “Forward-Looking Statements and Non-GAAP Measures,” and a reconciliation of adjusted operating income to the most comparable GAAP measure is provided in the tables that accompany this release.

Financial Services Businesses

Prudential Financial’s Common Stock (NYSE:PRU) reflects the performance of its Financial Services Businesses, which consist of its U.S. Retirement Solutions and Investment Management, U.S. Individual Life and Group Insurance, and International Insurance divisions and its Corporate and Other operations.

In the following business-level discussion, adjusted operating income refers to pre-tax results.

The U.S. Retirement Solutions and Investment Management division reported adjusted operating income of $1.258 billion for the third quarter of 2013, compared to $506 million in the year-ago quarter.

The Individual Annuities segment reported adjusted operating income of $821 million in the current quarter, compared to $207 million in the year-ago quarter. Current quarter results include a benefit of $451 million reflecting an updated estimate of profitability for this business, including updates of actuarial assumptions based on an annual review and refinements which resulted in a $301 million benefit and the impact of favorable current quarter market performance in relation to our assumptions which resulted in a $150 million benefit. Results for the year-ago quarter included

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a net charge of $48 million to reflect an update of estimated profitability, driven by updates of actuarial assumptions based on an annual review partly offset by a favorable impact of market performance. Excluding the effect of the foregoing items, adjusted operating income for the Individual Annuities segment increased $115 million from the year-ago quarter, primarily reflecting higher asset-based fees due to growth in variable annuity account values.

The Retirement segment reported adjusted operating income of $237 million for the current quarter, compared to $110 million in the year-ago quarter. Current quarter results include a $4 million net charge to strengthen reserves and adjust amortization of deferred policy acquisition and other costs primarily reflecting an annual review of actuarial assumptions. Results for the year-ago quarter included a $29 million charge to write off intangible assets relating to an acquired business and a $13 million charge reflecting an annual review of actuarial assumptions. Excluding these items, adjusted operating income of the Retirement segment increased $89 million from the year-ago quarter, reflecting an $82 million greater net contribution from investment results driven largely by two significant pension risk transfer transactions consummated during the fourth quarter of 2012. The remainder of the current quarter increase in Retirement segment adjusted operating income reflected higher fees associated with growth in account values, partly offset by higher expenses.

The Asset Management segment reported adjusted operating income of $200 million for the current quarter, compared to $189 million in the year-ago quarter. The benefit to current quarter results from higher asset management fees reflecting growth in assets under management, net of expenses, was partly offset by a $24 million lower contribution to results from the segment’s incentive, transaction, strategic investing and commercial mortgage activities.

The U.S. Individual Life and Group Insurance division reported adjusted operating income of $216 million for the third quarter of 2013, compared to $147 million in the year-ago quarter.

The Individual Life segment reported adjusted operating income of $148 million for the current quarter, compared to $112 million in the year-ago quarter. Current quarter results include a benefit of $27 million from updated profitability estimates reflecting updates of actuarial assumptions based on an annual review. In addition, current quarter results reflect absorption of

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$24 million of integration costs related to the Company’s acquisition of The Hartford’s individual life insurance business. Results for the year-ago quarter included a $27 million charge from updates of actuarial assumptions based on an annual review. Excluding these items, adjusted operating income increased $6 million from the year-ago quarter. An estimated contribution of $32 million from the acquired in force business was largely offset by higher distribution costs, reflecting expanded third party distribution and greater current quarter sales, and by a lower contribution from investment results.

The Group Insurance segment reported adjusted operating income of $68 million in the current quarter, compared to $35 million in the year-ago quarter. Current quarter results benefited $45 million from refinements of group life and disability reserves and related items reflecting updates of actuarial assumptions based on an annual review, while results for the year-ago quarter included a net benefit of $7 million from similar reserve refinements. Excluding these items, adjusted operating income decreased $5 million from the year-ago quarter, as higher expenses and a lower contribution from investment results more than offset improved group life claims experience in the current quarter.

The International Insurance segment reported adjusted operating income of $778 million for the third quarter of 2013, compared to $782 million in the year-ago quarter.

Adjusted operating income of the segment’s Life Planner insurance operations was $424 million for the current quarter, compared to $393 million in the year-ago quarter. Current quarter results benefited $19 million from updates of actuarial assumptions based on an annual review and refinements of reserves, while results for the year-ago quarter included a net benefit from similar updates totaling $20 million. Excluding these items, adjusted operating income increased $32 million from the year-ago quarter. The increase reflected continued business growth and a favorable impact of $13 million in comparison to the year-ago quarter from foreign currency exchange rates, including the impact of the Company’s currency hedging programs.

The segment’s Gibraltar Life and Other operations reported adjusted operating income of $354 million for the current quarter, compared to $389 million in the year-ago quarter. Current quarter results include a charge of $108 million from refinement of reserves and related items reflecting updates of actuarial assumptions based on an annual review, primarily to strengthen

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reserves on an acquired block of business giving effect to updated benefit utilization and lapse assumptions. Results for the current quarter also reflect absorption of $8 million of integration costs related to the Star and Edison businesses acquired on February 1, 2011. Results for the year-ago quarter included a benefit of $60 million from the partial sale of an investment, through a consortium, in China Pacific Group and charges of $34 million for integration costs relating to the acquisition. Excluding these items, adjusted operating income increased $107 million from the year-ago quarter. This increase included an approximately $50 million greater contribution from investment results, about half of which came from non-coupon investments reflecting favorable market performance. Current quarter results also benefited from continued business growth together with more favorable mortality experience than that of the year-ago quarter, and from approximately $60 million of cost savings resulting from business integration synergies compared to approximately $40 million in the year-ago quarter. Current quarter results also benefited $11 million in comparison to the year-ago quarter from foreign currency exchange rates, including the impact of the Company’s currency hedging programs.

Corporate and Other operations resulted in a loss, on an adjusted operating income basis, of $312 million in the third quarter of 2013, compared to a loss of $414 million in the year-ago quarter. Results for the year-ago quarter included a charge of $78 million to strengthen reserves for obligations relating to certain pre-demutualization policyholders, reflecting the impact of an annual review of actuarial assumptions, and a charge of $16 million to write off bond issuance costs on debt securities redeemed prior to maturity. Excluding these items, the loss from Corporate and Other operations was reduced by $8 million in comparison to the year-ago quarter, reflecting lower expenses.

Assets under management amounted to $1.076 trillion at September 30, 2013, compared to $1.060 trillion at December 31, 2012 and $1.005 trillion at September 30, 2012.

Net income of the Financial Services Businesses attributable to Prudential Financial, Inc. amounted to $981 million for the third quarter of 2013, compared to a net loss of $627 million in the year-ago quarter.

Current quarter net income includes $556 million of pre-tax net realized investment losses and related charges and adjustments. The foregoing net income includes pre-tax losses of $1.715

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billion from products that contain embedded derivatives and associated derivative portfolios that are part of a hedging program related to the risks of these products. These losses were largely driven by updated lapse assumptions based on an annual actuarial review. Current quarter net income also includes pre-tax gains of $1.169 billion representing net changes in value relating to foreign currency exchange rates primarily resulting from changes in value of the Japanese yen in relation to other currencies. These currency-driven value changes were largely offset by corresponding adjustments to accumulated other comprehensive income which are not reflected in net income or loss. Net realized investment losses also reflect losses from impairments and sales of credit-impaired investments amounting to $35 million.

At September 30, 2013, gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses amounted to $4.904 billion, including $4.587 billion on high and highest quality securities based on NAIC or equivalent ratings. Gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses amounted to $2.146 billion at December 31, 2012. Net unrealized gains on general account fixed maturity investments of the Financial Services Businesses amounted to $13.637 billion at September 30, 2013, compared to $18.606 billion at December 31, 2012.

Net income for the current quarter reflects pre-tax increases of $103 million in recorded asset values and $73 million in recorded liabilities representing changes in value which are expected to ultimately accrue to contractholders. These changes primarily represent interest rate related mark-to-market adjustments. Net income for the current quarter also reflects pre-tax income of $43 million from divested businesses, primarily relating to the Company’s former real estate and relocation business.

The net loss of the Financial Services Businesses for the year-ago quarter included $1.303 billion of pre-tax net realized investment losses and related charges and adjustments, primarily driven by net losses from products that contain embedded derivatives and associated derivative portfolios that are part of a hedging program related to the risks of these products, and by changes in value relating to foreign currency exchange rates. In addition, the net loss for the year-ago quarter included a pre-tax loss of $687 million from divested businesses, including a $698 million

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charge related to long term care insurance to reflect updates of actuarial assumptions based on an annual review, and pre-tax increases of $264 million in recorded assets and $254 million in recorded liabilities representing changes in value which are expected to ultimately accrue to contractholders.

Closed Block Business

Prudential’s Class B Stock, which is not traded on any exchange, reflects the performance of its Closed Block Business.

The Closed Block Business includes our in force participating life insurance and annuity policies, and assets that are being used for the payment of benefits and policyholder dividends on these policies, as well as other assets and equity that support these policies. We have ceased offering these participating policies.

The Closed Block Business reported income from continuing operations before income taxes of $85 million for the third quarter of 2013, compared to $69 million for the year-ago quarter.

The Closed Block Business reported net income attributable to Prudential Financial, Inc. of $61 million for the third quarter of 2013, compared to $43 million for the year-ago quarter.

For the first nine months of 2013, the Closed Block Business reported income from continuing operations before income taxes of $108 million, compared to $97 million for the first nine months of 2012. The Closed Block Business reported net income attributable to Prudential Financial, Inc. of $79 million for the first nine months of 2013, compared to $59 million for the first nine months of 2012.

Consolidated Results

There is no legal separation of the Financial Services Businesses and the Closed Block Business, and holders of the Common Stock and the Class B Stock are both common stockholders of Prudential Financial, Inc.

On a consolidated basis, which includes the results of both the Financial Services Businesses and the Closed Block Business, Prudential Financial, Inc. reported net income attributable to Prudential Financial, Inc. of $1.042 billion for the third quarter of 2013 compared to

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a net loss of $584 million for the year-ago quarter, and reported a net loss attributable to Prudential Financial, Inc. of $185 million for the first nine months of 2013 compared to net income of $701 million for the first nine months of 2012.

Forward-Looking Statements and Non-GAAP Measures

Certain of the statements included in this release constitute forward-looking statements within the meaning of the U. S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “includes,” “plans,” “assumes,” “estimates,” “projects,” “intends,” “should,” “will,” “shall” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. There can be no assurance that future developments affecting Prudential Financial, Inc. and its subsidiaries will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, among others: (1) general economic, market and political conditions, including the performance and fluctuations of fixed income, equity, real estate and other financial markets; (2) the availability and cost of additional debt or equity capital or external financing for our operations; (3) interest rate fluctuations or prolonged periods of low interest rates; (4) the degree to which we choose not to hedge risks, or the potential ineffectiveness or insufficiency of hedging or risk management strategies we do implement, with regard to variable annuity or other product guarantees; (5) any inability to access our credit facilities; (6) reestimates of our reserves for future policy benefits and claims; (7) differences between actual experience regarding mortality, longevity, morbidity, persistency, surrender experience, interest rates or market returns and the assumptions we use in pricing our products, establishing liabilities and reserves or for other purposes; (8) changes in our assumptions related to deferred policy acquisition costs, value of business acquired or goodwill; (9) changes in assumptions for retirement expense; (10) changes in our financial strength or credit ratings; (11) statutory reserve requirements associated with term and

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universal life insurance policies under Regulation XXX and Guideline AXXX; (12) investment losses, defaults and counterparty non-performance; (13) competition in our product lines and for personnel; (14) difficulties in marketing and distributing products through current or future distribution channels; (15) changes in tax law; (16) economic, political, currency and other risks relating to our international operations; (17) fluctuations in foreign currency exchange rates and foreign securities markets; (18) regulatory or legislative changes, including the Dodd-Frank Wall Street Reform and Consumer Protection Act; (19) inability to protect our intellectual property rights or claims of infringement of the intellectual property rights of others; (20) adverse determinations in litigation or regulatory matters and our exposure to contingent liabilities, including in connection with our divestiture or winding down of businesses; (21) domestic or international military actions, natural or man-made disasters including terrorist activities or pandemic disease, or other events resulting in catastrophic loss of life; (22) ineffectiveness of risk management policies and procedures in identifying, monitoring and managing risks; (23) effects of acquisitions, divestitures and restructurings, including possible difficulties in integrating and realizing projected results of acquisitions; (24) interruption in telecommunication, information technology or other operational systems or failure to maintain the security, confidentiality or privacy of sensitive data on such systems; (25) changes in statutory or U.S. GAAP accounting principles, practices or policies; (26) Prudential Financial, Inc.’s primary reliance, as a holding company, on dividends or distributions from its subsidiaries to meet debt payment obligations and the ability of the subsidiaries to pay such dividends or distributions in light of our ratings objectives and/or applicable regulatory restrictions; and (27) risks due to the lack of legal separation between our Financial Services Businesses and our Closed Block Business. Prudential Financial, Inc. does not intend, and is under no obligation, to update any particular forward-looking statement included in this document.

Adjusted operating income is a non-GAAP measure of performance of our Financial Services Businesses. Adjusted operating income excludes “Realized investment gains (losses), net,” as adjusted, and related charges and adjustments. A significant element of realized investment gains and losses are impairments and credit-related and interest rate-related gains and losses.

Impairments and losses from sales of credit-impaired securities, the timing of which depends

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largely on market credit cycles, can vary considerably across periods. The timing of other sales that would result in gains or losses, such as interest rate-related gains or losses, is largely subject to our discretion and influenced by market opportunities as well as our tax and capital profile.

Realized investment gains (losses) within certain of our businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Adjusted operating income excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of a hedging program related to the risk of those products. Adjusted operating income also excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged or considered part of our capital funding strategies for our international subsidiaries, as well as gains and losses on certain investments that are classified as other trading account assets.

Adjusted operating income also excludes investment gains and losses on trading account assets supporting insurance liabilities and changes in experience-rated contractholder liabilities due to asset value changes, because these recorded changes in asset and liability values are expected to ultimately accrue to contractholders. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of these transactions. In addition, adjusted operating income excludes the results of divested businesses, which are not relevant to our ongoing operations. Discontinued operations, which is presented as a separate component of net income under GAAP, is also excluded from adjusted operating income.

We believe that the presentation of adjusted operating income as we measure it for management purposes enhances understanding of the results of operations of the Financial Services Businesses by highlighting the results from ongoing operations and the underlying profitability of our businesses. However, adjusted operating income is not a substitute for income determined in accordance with GAAP, and the adjustments made to derive adjusted operating income are important to an understanding of our overall results of operations. The schedules accompanying this release provide a reconciliation of adjusted operating income for the Financial Services Businesses to income from continuing operations in accordance with GAAP.

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The information referred to above, as well as the risks of our businesses described in our Annual Report on Form 10-K for the year ended December 31, 2012, and subsequent Quarterly Reports on Form 10-Q, should be considered by readers when reviewing forward-looking statements contained in this release. Additional historical information relating to our financial performance is located on our Web site at www.investor.prudential.com.

Earnings Conference Call

Members of Prudential’s senior management will host a conference call on Thursday, November 7, 2013 at 11 a.m. ET, to discuss with the investment community the Company’s third quarter results and to comment on the Company’s financial outlook for 2014 and beyond. The conference call and an accompanying slide presentation will be broadcast live over the Company’s Investor Relations Web site at www.investor.prudential.com. Please log on fifteen minutes early in the event necessary software needs to be downloaded. The call will remain on the Investor Relations Web site for replay through November 22. Institutional investors, analysts, and other members of the professional financial community are invited to listen to the call and participate in Q&A by dialing (877) 777-1971 (domestic callers) or (612) 332-0226 (international callers). All others are encouraged to dial into the conference call in listen-only mode, using the same numbers. To listen to a replay of the conference call starting at 2:00 p.m. on November 7, through November 14, dial (800) 475-6701 (domestic callers) or (320) 365-3844 (international callers). The access code for the replay is 272227.

Prudential Financial, Inc. (NYSE: PRU), a financial services leader with more than $1 trillion of assets under management as of September 30, 2013, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees are committed to helping individual and institutional customers grow and protect their wealth through a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds and investment management. In the U.S., Prudential’s iconic Rock symbol has stood for strength, stability, expertise and innovation for more than a century. For more information, please visit www.news.prudential.com.

Financial Highlights (in millions, unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2013	2012	2013	2012
Financial Services Businesses Income Statement Data:
Adjusted Operating Income (1):
Revenues:
Premiums	$5,414	$8,263	$17,858	$20,938
Policy charges and fee income	1,284	1,251	4,169	3,414
Net investment income	2,873	2,631	8,595	7,657
Asset management fees, commissions and other income	1,245	1,092	3,735	2,939

Total revenues	10,816	13,237	34,357	34,948

Benefits and expenses:
Insurance and annuity benefits	5,420	8,229	17,923	20,117
Interest credited to policyholders’ account balances	886	941	2,781	2,860
Interest expense	296	311	954	930
Other expenses	2,274	2,735	7,758	8,116

Total benefits and expenses	8,876	12,216	29,416	32,023

Adjusted operating income before income taxes	1,940	1,021	4,941	2,925
Income taxes, applicable to adjusted operating income	547	270	1,376	759

Financial Services Businesses after-tax adjusted operating income (1)	1,393	751	3,565	2,166

Reconciling Items:
Realized investment losses, net, and related charges and adjustments	(556)	(1,303)	(5,789)	(1,111)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	103	264	(273)	502
Change in experience-rated contractholder liabilities due to asset value changes	(73)	(254)	255	(446)
Divested businesses	43	(687)	(12)	(664)
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	17	(40)	18	(27)

Total reconciling items, before income taxes	(466)	(2,020)	(5,801)	(1,746)
Income taxes, not applicable to adjusted operating income	(62)	(623)	(2,000)	(201)

Total reconciling items, after income taxes	(404)	(1,397)	(3,801)	(1,545)

Income (loss) from continuing operations (after-tax) of Financial Services Businesses before equity in earnings of operating joint ventures	989	(646)	(236)	621
Equity in earnings of operating joint ventures, net of taxes and earnings attributable to noncontrolling interests	(16)	20	(39)	7

Income (loss) from continuing operations attributable to Prudential Financial, Inc.	973	(626)	(275)	628
Earnings attributable to noncontrolling interests	19	25	96	51

Income (loss) from continuing operations (after-tax) of Financial Services Businesses	992	(601)	(179)	679
Income (loss) from discontinued operations, net of taxes	8	(1)	11	14

Net income (loss) of Financial Services Businesses	1,000	(602)	(168)	693
Less: Income attributable to noncontrolling interests	19	25	96	51

Net income (loss) of Financial Services Businesses attributable to Prudential Financial, Inc.	$981	$(627)	$(264)	$642

See footnotes on last page.

Financial Highlights (in millions, except per share data, unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2013	2012	2013	2012
Earnings per share of Common Stock (diluted) (2) (3):

Financial Services Businesses after-tax adjusted operating income	$2.94	$1.59	$7.52	$4.59
Reconciling Items:
Realized investment losses, net, and related charges and adjustments	(1.18)	(2.76)	(12.26)	(2.34)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	0.22	0.56	(0.58)	1.06
Change in experience-rated contractholder liabilities due to asset value changes	(0.15)	(0.54)	0.54	(0.94)
Divested businesses	0.09	(1.45)	(0.03)	(1.40)
Difference in earnings allocated to participating unvested share-based payment awards	0.01	0.02	0.06	0.03

Total reconciling items, before income taxes	(1.01)	(4.17)	(12.27)	(3.59)
Income taxes, not applicable to adjusted operating income	(0.13)	(1.24)	(4.16)	(0.37)

Total reconciling items, after income taxes	(0.88)	(2.93)	(8.11)	(3.22)

Income (loss) from continuing operations (after-tax) of Financial Services Businesses attributable to Prudential Financial, Inc.	2.06	(1.34)	(0.59)	1.37
Income from discontinued operations, net of taxes	0.01	—	0.02	0.03

Net income (loss) of Financial Services Businesses attributable to Prudential Financial, Inc.	$2.07	$(1.34)	$(0.57)	$1.40

Weighted average number of outstanding Common shares (basic)	462.6	464.4	463.7	466.6

Weighted average number of outstanding Common shares (diluted)	472.0	471.8	472.0	474.3

Direct equity adjustment for earnings per share calculation (2)	$2	$4	$7	$20
Earnings related to interest, net of tax, on exchangeable surplus notes	$4	$4	$13	$13
Earnings allocated to participating unvested share-based payment awards for earnings per share calculation
Financial Services Businesses after-tax adjusted operating income	$13	$8	$34	$22
Income from continuing operations (after-tax) of Financial Services Businesses	$9	$—	$6	$6
Financial Services Businesses Attributed Equity (as of end of period):
Total attributed equity	$32,912	$37,189
Per share of Common Stock - diluted	70.25	79.63
Attributed equity excluding accumulated other comprehensive income	$26,128	$27,976
Per share of Common Stock - diluted	55.77	59.91
Number of diluted shares at end of period	468.5	467.0

Adjusted operating income before income taxes, by Segment (1):
Individual Annuities	$821	$207	$1,593	$735
Retirement	237	110	744	413
Asset Management	200	189	547	373

Total U.S. Retirement Solutions and Investment Management Division	1,258	506	2,884	1,521

Individual Life	148	112	426	285
Group Insurance	68	35	99	28

Total U.S. Individual Life and Group Insurance Division	216	147	525	313

International Insurance	778	782	2,505	2,057

Total International Insurance Division	778	782	2,505	2,057

Corporate and Other operations	(312)	(414)	(973)	(966)

Financial Services Businesses adjusted operating income before income taxes	1,940	1,021	4,941	2,925

Reconciling Items:
Realized investment losses, net, and related charges and adjustments	(556)	(1,303)	(5,789)	(1,111)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	103	264	(273)	502
Change in experience-rated contractholder liabilities due to asset value changes	(73)	(254)	255	(446)
Divested businesses	43	(687)	(12)	(664)
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	17	(40)	18	(27)

Total reconciling items, before income taxes	(466)	(2,020)	(5,801)	(1,746)

Income (loss) from continuing operations before income taxes and equity in earnings of operating joint ventures - Financial Services Businesses	$1,474	$(999)	$(860)	$1,179

See footnotes on last page.

Financial Highlights (in millions, or as otherwise noted, unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2013	2012	2013	2012
U.S. Retirement Solutions and Investment Management Division:

Fixed and Variable Annuity Sales and Account Values:
Gross sales	$2,404	$5,926	$9,081	$16,243

Net sales	$540	$4,312	$3,464	$11,250

Total account value at end of period	$147,378	$132,705

Retirement Segment:
Full Service:
Deposits and sales	$5,455	$3,478	$14,831	$12,487

Net additions (withdrawals)	$828	$(585)	$1,906	$(2,350)

Total account value at end of period	$165,364	$146,934

Institutional Investment Products:
Gross additions	$5,034	$2,957	$13,239	$15,813

Net additions	$2,547	$1,418	$5,971	$9,904

Total account value at end of period	$147,100	$104,646

Asset Management Segment:
Assets managed by Investment Management and Advisory Services (in billions, as of end of period):
Institutional customers	$330.3	$303.1
Retail customers	159.1	133.9
General account	358.7	340.7

Total Investment Management and Advisory Services	$848.1	$777.7

Institutional Assets Under Management (in billions):
Gross additions, other than money market	$14.1	$12.7	$43.3	$38.0

Net additions, other than money market	$4.1	$3.4	$14.1	$8.8

Retail Assets Under Management (in billions):
Gross additions, other than money market	$7.1	$8.0	$30.4	$26.9

Net additions (withdrawals), other than money market	$(1.4)	$2.5	$2.9	$9.4

U.S. Individual Life and Group Insurance Division:

Individual Life Insurance Annualized New Business Premiums (4):
Variable life	$9	$4	$25	$13
Universal life	107	52	388	128
Term life	49	42	152	127

Total	$165	$98	$565	$268

Group Insurance Annualized New Business Premiums (4):
Group life	$33	$18	$196	$253
Group disability	13	28	65	128

Total	$46	$46	$261	$381

International Insurance Division:

International Insurance Annualized New Business Premiums (4) (5):
Actual exchange rate basis	$644	$954	$2,201	$2,981

Constant exchange rate basis	$726	$941	$2,436	$2,962

See footnotes on last page.

Financial Highlights (in millions, except per share data or as otherwise noted, unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2013	2012	2013	2012
Closed Block Business Data:
Income Statement Data:
Revenues	$1,595	$1,504	$4,578	$4,657
Benefits and expenses	1,510	1,435	4,470	4,560

Income from continuing operations before income taxes	85	69	108	97

Income taxes	24	25	29	36

Closed Block Business income from continuing operations	61	44	79	61
Income (loss) from discontinued operations, net of taxes	—	(1)	—	(2)

Closed Block Business net income	61	43	79	59
Less: Income attributable to noncontrolling interests	—	—	—	—

Closed Block Business net income attributable to Prudential Financial, Inc.	$61	$43	$79	$59
Direct equity adjustment for earnings per share calculation (2)	(2)	(4)	(7)	(20)

Earnings available to holders of Class B Stock after direct equity adjustment - based on net income	$59	$39	$72	$39
Income from continuing operations per share of Class B Stock	$29.50	$20.00	$36.00	$20.50
Income (loss) from discontinued operations, net of taxes per share of Class B Stock	—	(0.50)	—	(1.00)

Net income per share of Class B Stock	$29.50	$19.50	$36.00	$19.50
Weighted average diluted shares outstanding during period	2.0	2.0	2.0	2.0

Closed Block Business Attributed Equity (as of end of period):
Total attributed equity	$1,446	$1,544
Per Share of Class B Stock	723.00	772.00
Attributed equity excluding accumulated other comprehensive income	$1,331	$1,310
Per Share of Class B Stock	665.50	655.00
Number of Class B Shares at end of period	2.0	2.0

Consolidated Data:
Consolidated Income Statement Data:
Revenues	$11,343	$13,144	31,572	38,903
Benefits and expenses	9,784	14,074	32,324	37,627

Income (loss) from continuing operations before income taxes and equity in earnings of operating joint ventures	1,559	(930)	(752)	1,276
Income tax expense (benefit)	509	(328)	(595)	594

Income (loss) from continuing operations before equity in earnings of operating joint ventures	1,050	(602)	(157)	682
Equity in earnings of operating joint ventures, net of taxes	3	45	57	58

Income (loss) from continuing operations	1,053	(557)	(100)	740
Income (loss) from discontinued operations, net of taxes	8	(2)	11	12

Consolidated net income (loss)	1,061	(559)	(89)	752
Less: Income attributable to noncontrolling interests	19	25	96	51

Net income (loss) attributable to Prudential Financial, Inc.	$1,042	$(584)	(185)	701

Net income (loss) attributable to Prudential Financial, Inc.:
Financial Services Businesses	$981	$(627)	(264)	642
Closed Block Business	61	43	79	59

Consolidated net income (loss) attributable to Prudential Financial, Inc.	$1,042	$(584)	(185)	701

Assets and Asset Management Information (in billions, as of end of period)
Total assets	$723.1	$671.8
Assets under management (at fair market value):
Managed by U.S. Retirement Solutions and Investment Management Division:
Asset Management Segment - Investment Management and Advisory Services	$848.1	$777.7
Non-proprietary assets under management	186.9	193.0

Total managed by U.S. Retirement Solutions and Investment Management Division	1,035.0	970.7
Managed by U.S. Individual Life and Group Insurance Division	21.9	13.7
Managed by International Insurance Division	19.3	20.5

Total assets under management	1,076.2	1,004.9
Client assets under administration	111.1	67.8

Total assets under management and administration	$1,187.3	$1,072.7

See footnotes on last page.

(1)	Adjusted operating income is a non-GAAP measure of performance of our Financial Services Businesses that excludes “Realized investment gains (losses), net”, as adjusted, and related charges and adjustments; net investment gains and losses on trading account assets supporting insurance liabilities; change in experience-rated contractholder liabilities due to asset value changes; results of divested businesses and discontinued operations; earnings attributable to noncontrolling interests; and the related tax effects thereof. Adjusted operating income includes equity in earnings of operating joint ventures and the related tax effects thereof. Revenues and benefits and expenses shown as components of adjusted operating income, are presented on the same basis as pre-tax adjusted operating income and are adjusted for the items above as well.

Realized investment gains (losses) within certain of our businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Adjusted operating income excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of a hedging program related to the risk of those products. Adjusted operating income also excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged or considered part of our capital funding strategies for our international subsidiaries, as well as gains and losses on certain investments that are classified as other trading account assets.

Adjusted operating income does not equate to “Income from continuing operations” as determined in accordance with GAAP but is the measure of profit or loss we use to evaluate segment performance. Adjusted operating income is not a substitute for income determined in accordance with GAAP, and our definition of adjusted operating income may differ from that used by other companies. The items above are important to an understanding of our overall results of operations. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability factors of our businesses.

(2)	Net income for the Financial Services Businesses and the Closed Block Business is determined in accordance with GAAP and includes general and administrative expenses charged to each of the businesses based on the Company’s methodology for allocation of such expenses. Cash flows between the Financial Services Businesses and the Closed Block Business related to administrative expenses are determined by a policy servicing fee arrangement that is based upon insurance and policies in force and statutory cash premiums. To the extent reported administrative expenses vary from these cash flow amounts, the differences are recorded, on an after-tax basis, as direct equity adjustments to the equity balances of each business. The direct equity adjustments modify earnings available to holders of Common Stock and Class B Stock for earnings per share purposes. Earnings per share of Common Stock based on adjusted operating income of the Financial Services Businesses reflects these adjustments as well.

In calculating diluted earnings per share under the if-converted method, the potential shares that would be issued related to the exchangeable surplus notes assuming a hypothetical exchange, weighted for the period the notes are outstanding, is added to the denominator, and interest expense, net of tax, is added to the numerator, if the overall effect is dilutive. For the nine months ended September 30, 2012, the hypothetical impact of these shares was antidilutive and therefore excluded from the diluted earnings per share calculation for GAAP measures. The weighted average number of outstanding common shares used in the diluted earnings per share calculation for the nine months ended September 30, 2012, for GAAP measures is 469.2 million.

(3)	Diluted share count used in the diluted earnings per share calculation for GAAP measures is equal to weighted average basic common shares for the three months ended September 30, 2012 and for the nine months ended September 30, 2013, as all potential common shares are antidilutive due to the loss from continuing operations available to holders of Common Stock after direct equity adjustment.

(4)	Premiums from new sales that are expected to be collected over a one year period. Group insurance annualized new business premiums exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers’ Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts. Group insurance annualized new business premiums include premiums from the takeover of claim liabilities. Excess (unscheduled) and single premium business for the company’s domestic individual life and international insurance operations are included in annualized new business premiums based on a 10% credit.

(5)	Actual amounts reflect the impact of currency fluctuations. Foreign denominated activity translated to U.S. dollars at uniform exchange rates for all periods presented, including Japanese yen 80 per U.S. dollar and Korean won 1160 per U.S. dollar. U.S. dollar-denominated activity is included based on the amounts as transacted in U.S. dollars.